CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated October 29, 2019, relating to the financial statements and financial highlights of Securian AM Balanced Stabilization Fund (formerly Securian AM Dynamic Managed Volatility Fund), Securian AM Equity Stabilization Fund (formerly Securian AM Managed Volatility Equity Fund), and Securian AM Real Asset Income Fund, each a series of Managed Portfolio Series, for the year ended August 31, 2019, and to the references to our firm in the Combined Proxy Statement and Prospectus.

Cohen & Company, Ltd.

Milwaukee, Wisconsin

October 27, 2020